TSX-V: LEO | OTCQB: LCGMF

NEWS RELEASE

Lion Copper Announces Director Transition and Appointment of Co-Chairman

August 18, 2026, Vancouver, British Columbia - Lion Copper and Gold Corp. (the "Company") (CSE: LEO) (OTCQB: LCGMF) announces that Travis Naugle has resigned as a director and Co-Chairman of the Company. Mr. Naugle led the Company's initial negotiations with Nuton LLC, a subsidiary of Rio Tinto, establishing the earn-in relationship that has since funded US$58.5 million through the second quarter of 2026 and carried the Yerington Copper Project to the feasibility study and permitting stage now underway. The Board thanks Mr. Naugle for that work and for his stewardship of the Company, and is fortunate to retain him as an advisor on corporate and strategic matters.

Tony Alford has assumed the role of Co-Chairman, serving together with Dr. Thomas Patton, who continues in that role.

The Company also wishes to welcome Frederick Scruggs and Mark Sharman following their election to the Board of Directors at the annual meeting of shareholders held on August 12, 2026.  Information on each of Messrs. Scruggs and Sharman is available in the Company's information and proxy circular prepared for the shareholder meeting which can be viewed on the Company's website.

About Lion Copper and Gold Corp.

Lion Copper and Gold Corp. is advancing its flagship copper project in Yerington, Nevada through an earn-in agreement with Nuton LLC, a Rio Tinto venture.

Further information can be found at www.lioncg.com.

On behalf of the Board of Directors,

John Banning
Chief Executive Officer

For more information, please contact:

Email: info@lioncg.com

Website: www.lioncg.com

Neither the Canadian Securities Exchange nor its Regulation Services Provider accepts responsibility for the adequacy or accuracy of this release.